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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 19, 2009, except as to notes 2 and 13, which are as of March 9, 2009, with respect to the combined carve-out financial statements of the bulk liquid storage and liquid feed supplements businesses (Westway Group) of ED&F Man group included in Post Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-133869) and related Prospectus of Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) for the registration of 52,614,286 shares of its common stock.

/s/ Ernst & Young LLP
London, England
July 2, 2009

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm